Exhibit 99.1

Centerline Holding Company Announces Loan Repayment Terms

NEW YORK, NY – December 12, 2008 – Centerline Holding Company (OTC: CLNH) (“Centerline” or the “Company”), the parent company of Centerline Capital Group, a provider of real estate financial and asset management services, today confirmed changes in Centerline’s loan repayment terms and CMBS refinancing.

On Friday December 5, 2008, Centerline completed a refinancing of certain CMBS assets held on its balance sheet and repaid an existing repurchase loan facility. With this refinancing, Centerline has no remaining repurchase debt on its balance sheet.

In addition, Centerline and its bank lenders have agreement in principle, subject to final credit approval and completion of documentation, to a modification of the Company’s term loan and revolving line of credit obligations. The agreement provides for, among other terms, an extension of the maturity dates of the Company’s term loan to December 31, 2009 and its revolving line of credit facilities to December 31, 2010. The agreement also requires suspension of the Company’s preferred and common dividends while the debt is outstanding.

In order to allow sufficient time to complete the necessary documentation, the Company’s bank lenders have extended the December 12, 2008 term loan payment date to December 19, 2008.

About Centerline Capital Group

Centerline Capital Group, a subsidiary of Centerline Holding Company (OTC: CLNH), provides real estate financial and asset management services, including institutional debt and equity fund management, mortgage banking and primary and special loan servicing. As of September 30, 2008, Centerline had more than $14 billion of assets under management. Centerline is headquartered in New York, New York and has nine offices throughout the United States. For more information, please visit Centerline's website at http://www.centerline.com or contact Elizabeth Haukaas at 212.521.6453.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the impact on the Company's share price of its delisting from the NYSE and listing on the OTC market. Other risks and uncertainties are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and include, among others, adverse changes in real estate markets, general economic and business conditions; adverse changes in credit markets and risks related to the form and structure of our financing arrangements; our ability to generate new income sources, raise capital for investment funds and maintain business relationships with providers and users of capital; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; competition with other companies; risk of loss from direct and indirect investments in commercial mortgage-backed securities and collateralized debt obligations; risk of loss under mortgage banking loss sharing agreements; and risks associated with providing credit intermediation. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.